Exhibit 99.3

Preliminary Unaudited Pro Forma Condensed Combined Financial Statements

On May 16, 2011, Coleman Cable Inc. (“Company,” “Coleman,” “us,” “we,” or “our”) became the owner of 100% of the common stock of Technology Research Corporation and its subsidiaries (“TRC”) for total consideration of approximately $51.5 million. The consideration transferred was calculated based on Coleman’s agreement with TRC to redeem all of TRC’s outstanding shares at an agreed upon price of $7.20 per share. To finance the acquisition, Coleman utilized cash on hand in combination with borrowings under its revolving credit facility. Because the acquisition was not effective until May 16, 2011, the results of TRC were not included in Coleman’s results of operations for the year ended December 31, 2010 or the three months ended March 31, 2011. The following preliminary unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition, which was accounted for using the purchase method of accounting.

The preliminary unaudited pro forma condensed combined balance sheet presented below gives effect to the acquisition and the Company’s related borrowings under its revolving credit facility (collectively, the “Pro Forma Events”) as if they occurred on March 31, 2011, and combines the historical balance sheets of Coleman and TRC as of March 31, 2011. The preliminary unaudited pro forma condensed combined balance sheet includes adjustments that are both recurring and nonrecurring in nature. The preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2010 gives effect to the Pro Forma Events as if they occurred on January 1, 2010, and combines the historical consolidated statement of income for Coleman for the year ended December 31, 2010 with the historical consolidated statement of income for TRC for their fiscal year ended March 31, 2011. Given TRC’s year-end differs from that of Coleman by fewer than 93 days, the historical financial information presented herein for TRC has not been recast to account for the difference in year ends. The preliminary unaudited pro forma condensed combined statement of income for the three months ended March 31, 2011 gives effect to the Pro Forma Events as if they occurred on January 1, 2010, and combines the historical consolidated statements of income for the three months ended March 31, 2011 for both Coleman and TRC. The preliminary unaudited pro forma condensed statements of income do not include adjustments that are nonrecurring in nature.

The preliminary unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the transaction and factually supportable; as such, any planned adjustments affecting the balance sheet, income statement or shares of common stock outstanding subsequent to the assumed acquisition completion date are not included. The statements are presented for illustrative purposes only, and are not necessarily indicative of what the actual combined financial position or results of operations would have been had the Pro Forma Events actually been completed on the dates indicated or what such financial position or results will be for future periods.

The preliminary unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. Accordingly, we have adjusted the historical consolidated financial information to give effect to the purchase price paid in connection with the acquisition. We have completed the valuation of tangible assets, with the exception of income-tax related assets, and do not expect any significant changes in the valuation of such assets to result from finalizing our purchase accounting. We have valued intangible assets and liabilities based on facts and information obtained thus far as of the date of preparing the purchase price allocation presented herein. The obtaining of additional information or facts may result in a change in the composition or value allocated to one or more intangible assets or liabilities, or in the estimated useful lives assigned to one or more of such assets. Any excess of the fair value of the consideration paid over the fair value of the assets acquired and liabilities assumed is reflected as goodwill in the accompanying preliminary unaudited pro forma condensed combined balance sheet. The preliminary unaudited pro forma condensed combined statement of income does not include the impacts of any revenue, cost or other synergies that may result from the acquisition or any related restructuring costs other than the elimination of sales and costs of sales between the two entities. Cost savings, if achieved, could result from, among other things, material sourcing and elimination of redundant costs, including headcount and facilities.

We will continue to review TRC’s accounting policies to determine if it may be necessary to harmonize any differences between those policies and our policies. The preliminary unaudited pro forma condensed combined financial information does not adjust for any differences in accounting policies between those of Coleman and TRC. Based on our review of TRC’s summary of significant accounting policies disclosed in TRC’s historical financial data, the nature and amount of any adjustments to the historical financial data of TRC to conform their accounting policies to those of Coleman are not expected to be significant.

The preliminary unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Coleman and the historical consolidated financial statements and related notes of TRC.

Property, Plant and Equipment, Amortizable Intangible Assets and Goodwill

Property, plant and equipment will be depreciated over the following useful lives: Buildings range from 9 to 20 years; leasehold improvements equal the shorter of the useful life of the asset or the lease term; machinery, fixtures and equipment range from 3 to 8 years.

The preliminary estimated fair value of intangible assets and the respective individual weighted-average useful life at the acquisition date are as follows:

	Weighted Average Life	Amount
Trade names	6	$1,450
Developed technology	3	2,000
Customer relationships	6	1,570
Backlog	0	310
Military contracts	3	2,800
Covenants not-to-compete	2	80
Favorable lease	10	57

Total intangible assets		$8,267

The above intangible assets will be amortized on an accelerated basis based on the estimated pattern of economic benefit derived from the rate the assets will be consumed. Estimated amortization expense for these intangible assets over the next five years is as follows:

Year ending December 31,	Amount
2011	$1,296
2012	1,403
2013	1,374
2014	1,188
2015	885
Thereafter	2,121

Pro Forma Adjustments

Pro forma adjustments give effect to the acquisition under the purchase method of accounting; the use of available excess cash; borrowings under our revolving credit facility; the payment of professional fees and other merger-related expenses; and the recording of assets acquired and certain liabilities assumed.

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2011

(in thousands, except share and per share amounts)

	CCI as reported	TRC as reported	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$14,204	$8,578	$(14,204	)(a)	$8,578
Accounts receivable, net of allowances	123,089	5,410	(105	)(h)	128,394
Inventories	92,664	7,261	792	(c)	100,717
Deferred income taxes	3,234	574			3,808
Prepaid expenses and other current assets	3,496	879	(2,331	)(g)	2,044

Total current assets	236,687	22,702	(15,848)		243,541
Property, plant and equipment, net	44,933	3,066	1,602	(c)	49,601
Goodwill	29,178	4,453	17,889	(b)(c)	51,520
Intangible assets	22,184	2,937	5,330	(b)(c)	30,451
Deferred income taxes	330	—	—		330
Other assets	9,968	33	—		10,001

Total Assets	$343,280	$33,191	$8,973		$385,444

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$4	$—	$—		$4
Accounts payable	24,829	1,984	(105	)(h)	26,708
Accrued liabilities	24,415	2,071	—		26,486

Total current liabilities	49,248	4,055	(105)		53,198

Long-term debt	271,932	—	34,976	(d)	306,908
Other long-term liabilities	3,492	398			3,890
Deferred income taxes	710	461	2,379	(c)	3,549
Commitments and Contingencies	—	—	—		—

Shareholders’ Equity
Common stock, $0.001 par value	17	3,407	(3,407	)(e)	17
Additional paid-in capital	91,003	12,996	(12,996	)(e)	91,003
Accumulated earnings (deficit)	(74,034)	11,874	(11,121	)(e)(f)	(73,281)
Accumulated other comprehensive income	912	—	(753	)(f)	159

Total shareholders’ equity	17,898	28,277	(28,277)		17,898

Total liabilities and equity	$343,280	$33,191	$8,973		$385,444

See notes to preliminary unaudited pro forma condensed combined financial statements.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2010

(in thousands, except share and per share amounts)

	CCI as reported	TRC as reported	Pro Forma Adjustments		Pro Forma Combined

Net sales	$703,763	$35,982	$(1,032	)(i)	$738,713
Cost of goods sold	606,734	22,729	(1,261	)(i)(n)	628,202

Gross profit	97,029	13,253	229		110,511

Selling, general, and administrative expenses	46,944	10,967	(808	)(k)(n)	57,103
Intangible asset amortization	6,826	1,715	189	(j)	8,730
Asset impairments	324	—	—		324
Restructuring charges	1,953	—	—		1,953

Operating income	40,982	571	848		42,401

Interest expense	27,436	(1)	969	(l)	28,404
Loss on extinguishment of debt	8,566	—	—		8,566
Other income	(230)	(360)	—		(590)

Income before income taxes	5,210	932	(121)		6,021
Income tax expense (benefit)	1,483	(613)	(306	)(m)	564

Net income	$3,727	$1,545	$185		$5,457

Basic shares	16,925				16,925
Basic EPS	$0.22				$0.32

Diluted shares	16,991				16,991
Diluted EPS	$0.22				$0.32

See notes to preliminary unaudited pro forma condensed combined financial statements.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended March 31, 2011

(in thousands, except share and per share amounts)

	CCI as reported	TRC as reported	Pro Forma Adjustments		Pro Forma Combined

Net sales	$205,802	$9,428	$(291	)(i)	$214,939
Cost of goods sold	175,775	5,838	(380	)(i)(n)	181,233

Gross profit	30,027	3,590	89		33,706

Selling, general, and administrative expenses	13,853	3,476	(1,674	)(k)(n)	15,655
Intangible asset amortization	1,583	294	51	(j)	1,928

Operating income (loss)	14,591	(180)	1,712		16,123

Interest expense	6,971	—	241	(l)	7,212
Other income	(132)	(360)	—		(492)

Income before income taxes	7,752	180	1,470		9,402
Income tax expense (benefit)	2,526	(799)	251	(m)	1,978

Net income	$5,226	$979	$1,219		$7,424

Basic shares	17,079				17,079
Basic EPS	$0.30				$0.43

Diluted shares	17,205				17,205
Diluted EPS	$0.30				$0.43

See notes to preliminary unaudited pro forma condensed combined financial statements.

Notes to Preliminary Unaudited Pro Forma Condensed Combined Financial Statements

Purchase Price

The purchase price was approximately $51.5 million. The purchase price was comprised of a cash payout including the fair value of other consideration transferred, and the fair value of Coleman’s previously held interest in TRC. The fair value of other consideration paid relates to share-based awards paid to TRC employees as a result of change of control provisions in the original award agreements. Additionally, prior to the merger, Coleman owned 323,710 shares of TRC common stock worth $7.20 per share as a result of the agreed upon purchase price. In accordance with relevant accounting guidance, the fair value of the previously owned investment was included in the total purchase price.

Cash	$46,201
Fair value of other consideration transferred	2,979
Fair value of Coleman’s previously held interest in TRC	2,331

Total purchase price	$51,511

Under the purchase method of accounting, the total purchase price as shown in the table above was allocated to net tangible and intangible assets of TRC based on their estimated fair values. The allocations are preliminary and subject to change based upon the finalizations of management’s valuation analysis and income taxes.

The table below summarizes the purchase price allocation of the assets acquired and liabilities assumed as if the acquisition date was March 31, 2011. The preliminary allocation of the purchase price to the fair value of TRC’s assets acquired and liabilities assumed in the Pro Forma Events is as follows:

Cash and cash equivalents	$8,578
Accounts receivable, net of allowances	5,305
Inventories, net	8,053
Deferred income taxes, prepaid expenses and other current assets	1,453
Property, plant and equipment	4,668
Amortizable intangible assets	8,267
Goodwill	22,342
Other assets	33

Total assets acquired	58,699

Accounts payable	(1,879)
Accrued liabilities	(2,071)
Other long term liabilities	(398)
Deferred income tax liability	(2,840)

Net assets acquired	$51,511

The preliminary purchase price allocation will be finalized in the future based upon the finalization of the valuation analysis of acquired net assets and income taxes. Accordingly, the preliminary purchase price allocation adjustments have been made solely for the purpose of preparing these statements. The preliminary unaudited pro forma condensed combined statement of income does not include the impact of the reversal into cost of sales of the purchase accounting adjustment for the increase in fair value of inventory.

Pro forma EBITDA:

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
Net income	$5,457	$7,424
Interest expense, net	28,404	7,212
Income tax expense	564	1,978
Depreciation and amortization	20,649	4,847

EBITDA	$55,074	$21,461

EBITDA

EBITDA represents net income before interest, income taxes, depreciation, and amortization expense. EBITDA is a non-GAAP financial measure. We are providing this information to permit a more complete comparative analysis of our operating performance relative to other companies. Other companies may define EBITDA differently, and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies.

We believe EBITDA serves as an appropriate measure to be used in evaluating the performance of our business. We employ the use of this measure in the preparation of our annual operating budgets and in determining levels of operating and capital investments. We believe EBITDA allows us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. We also believe EBITDA is a performance measure that provides investors, securities analysts and other interested parties a measure of operating results unaffected by differences in capital structures, business acquisitions, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. However, the usefulness of EBITDA as a performance measure is limited by the fact that it excludes the impact of interest expense, depreciation and amortization expense, and taxes. We borrow money in order to finance our operations; therefore, interest expense is a necessary element of our costs and ability to generate revenue. Similarly, our use of capital assets makes depreciation and amortization expense a necessary element of our costs and ability to generate income. Since we are subject to state and federal income taxes, any measure that excludes tax expense has material limitations. Due to these limitations, we do not, and you should not, use EBITDA as the only measures of our performance. We also use, and recommend that you consider, net income in accordance with GAAP as a measure of our performance. Finally, other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA measures of other companies.

Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

a.	To reflect the utilization of $14,204 in available excess cash applied towards the purchase price.

b.	To reflect the elimination of TRC’s historic intangible assets of $2,937 and goodwill of $4,453.

c.	To reflect the recognition of fair value adjustments resulting from the preliminary allocation, as outlined above, of the total estimated preliminary purchase price, including an increase of $792 to reflect a total estimated fair value of $8,053 in TRC inventories, an increase of $1,602 to reflect a total estimated fair value of $4,668 in TRC property, plant and equipment, an increase of $2,379 in deferred income tax liabilities to reflect the tax impact of the step-up on inventories, intangible assets and property, plant and equipment, a total fair value of $8,267 assigned to TRC amortizable intangible assets, and a total value of $22,342 assigned to goodwill related to the TRC acquisition.

d.	To reflect $34,976 of borrowings under Coleman’s revolving line of credit used to fund a corresponding amount of the consideration paid for TRC.

e.	To reflect the elimination of TRC’s historic equity accounts.

f.	To reflect the elimination of a $753 unrealized gain related to Coleman’s investment in TRC prior to the Merger which was recorded on Coleman’s March 31, 2011 balance sheet as a component of accumulated other comprehensive income, as well as a corresponding adjustment to retained earnings.

g.	To reflect the elimination of Coleman’s investment in TRC made prior to the merger which was valued at $2,331.

h.	To reflect the elimination of a $105 intercompany accounts receivable and accounts payable between Coleman and TRC.

i.	To reflect the elimination of intercompany sales between Coleman and TRC of $1,032 and $291 for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively, as well as the elimination of related cost of sales of $1,040 and $305 for the same periods, respectively.

j.	To reflect an increase in amortization expense recorded at TRC for purchase accounting adjustments related to amortizable intangible assets of $189 and $51 for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively.

k.	To reflect the elimination of merger related transaction costs of $1,655 and $753 for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively.

l.	To reflect the addition of $969 and $241 in interest expense for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively. This interest expense is associated with the debt issued under Coleman’s revolving line of credit.

m.	To reflect an adjustment of $306 in income tax benefit for the year ended December 31, 2010 and an adjustment of $251 in income tax expense for the three months ended March 31, 2011.

n.	To reflect the adjustment to reduce depreciation expense in selling, general, and administrative expenses and cost of goods sold for purchase accounting adjustments related to depreciable property, plant and equipment of $276 and $99 for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively.